Exhibit (10)(g)(v)

EXECUTION COPY

AMENDMENT NO. 2

This AMENDMENT NO. 2 (this “Amendment”), dated as of December 15, 2010, is entered into by and among South Jersey Industries, Inc. (“Borrower”), the Lenders signatory hereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as a Lender, as Issuing Lender (in such capacity, the “Issuing Lender”), and as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, the Lenders, the Issuing Lender and the Administrative Agent have entered into that certain Letter of Credit Reimbursement Agreement dated as of December 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”);

WHEREAS, the Borrower has requested that the Issuing Lender and the Administrative Agent amend the Reimbursement Agreement in certain respects, and the Administrative Agent and the Issuing Lender have agreed to such amendment; and

WHEREAS, the parties hereto desire to amend the Reimbursement Agreement as set forth below;

NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.1   Defined Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Reimbursement Agreement.

Section 1.2   Amendments to the Reimbursement Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 1.4 below, the Reimbursement Agreement is hereby amended as follows:

   (a) The following new definitions are added to Section 1.01 of the Reimbursement Agreement in their appropriate alphabetical order therein:

“ “ABR Advance” means an Advance that bears interest at a rate determined by reference to the Base Rate.”

“ “Adjusted LIBOR” means an interest rate per annum equal to the sum of (x) LIBOR and (y) the Statutory Reserve Rate.”

“ “Eurodollar Advance” means an Advance that bears interest at a rate determined by reference to Adjusted LIBOR (other than pursuant to clause (c) of the definition of Base Rate).”

“ “Interest Election Request” means a request by the Borrower to convert an ABR Advance into a Eurodollar Advance or continue a Eurodollar Advance in accordance with Section 3.7(f).”

“ “Interest Payment Date” means (a) with respect to any ABR Advance, the last Business Day of each calendar quarter and the Termination Date and (b) with respect to any Eurodollar Advance, the last day of the Interest Period applicable to such Eurodollar Advance and, in the case of a Eurodollar Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Termination Date.”

“ “LIBOR” means, with respect to each day during each Interest Period pertaining to an Advance bearing interest at Adjusted LIBOR, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in dollars in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to such Advance for such Interest Period shall be the rate per annum equal to the rate at which the principal London office of the Administrative Agent offers to place Dollar deposits at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period with first class banks in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Advances to be outstanding during such Interest Period.”

“ “Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Eurodollar Advance and ending on the corresponding day that is one or two weeks thereafter, or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no more than three (3) Interest Periods may be in effect at any time.  For purposes hereof, the date of a Eurodollar Advance shall be the effective date of the most recent conversion or continuation of such Eurodollar Advance.”

“ “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America (or any successor) (the “Board”) to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Advances (to the extent bearing interest at the Base Rate pursuant to clause (c) of the definition thereof) shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

   (b) The following definitions set forth in Section 1.01 of the Reimbursement Agreement are hereby amended and restated in their entirety as follows:

“ “Applicable Margin” means (i) for an ABR Advance, 0.625%, or (ii) for the letter of credit commission or for a Eurodollar Advance, 1.625%.

“ “Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the Prime Rate in effect on such day; (ii) 1/2 of one percent per annum above the Federal Funds Rate in effect on such day; and (c) Adjusted LIBOR on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively.”

“ “Stated Termination Date” means January 14, 2011, as such date may be extended pursuant to Section 3.08 hereof.”

   (c) Sections 2.18 and 2.19 of the Reimbursement Agreement are hereby amended and restated in their entirety as follows:

“Section 2.18 Break Funding Payments. In the event that (a) any payment of principal of any Eurodollar Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period applicable thereto, as a result of a payment or a conversion pursuant to Sections 3.7(d) or 3.9, as a result of an Event of Default or for any other reason, or by an assignee or the Borrower to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement, or (b) there is any failure to borrow, convert, continue or prepay any Eurodollar Advance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder and is revoked in accordance therewith), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, conversion or failure to borrow, convert, continue or prepay, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Advance.

                 Section 2.19 Payment Due on Non-Business Day to Be Made on Next Business Day.  If any sum becomes payable pursuant to this Agreement on a day which is not a Business Day, the date for payment thereof shall be extended, without penalty, to the next succeeding Business Day, and such extended time shall be included in the computation of interest and fees.”

   (d) Section 3.05(a)(ii) of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:

“(ii)    If the Borrower shall fail to reimburse the Issuing Lender as provided in this Section 3.05(a) and such unreimbursed drawing shall not be converted into an Advance pursuant to Section 3.07, the unreimbursed amount of such drawing shall bear interest at the Default Rate from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.”

   (e) The following new Sections 3.07, 3.08 and 3.09 are added to the Reimbursement Agreement in their appropriate numerical order therein:

   “SECTION 3.07   Advances.

(a)           If the Issuing Lender shall pay a drawing under the Letter of Credit and such drawing is not reimbursed by the Borrower to the Issuing Lender in the full amount of such drawing on the same Business Day, then if (i) each representation and warranty set forth in Article Five hereof is true and correct in all material respects as of the date of such drawing and (ii) no Default or Event of Default has occurred and is continuing, the Borrower shall be deemed to have requested an advance (each an “Advance”) to the Borrower on the date of such drawing from each L/C Participant in the amount of such L/C Participant’s Commitment Percentage of such unreimbursed drawing.  The Borrower promises to pay to the L/C Participants the outstanding principal of each Advance on the Stated Termination Date.   If (i) any representation and warranty set forth in Article Five hereof is not true and correct in all material respects as of the date of such drawing or (ii) a Default or an Event of Default has occurred and is continuing, any amount or any reimbursement with respect to any drawing remaining unpaid at the close of business on such Business Day shall not convert to a Advance, but rather shall be due and payable by the Borrower on the date of such drawing.

(b)           Each Advance shall bear interest in accordance with and at a rate per annum as provided in clause (e) below.  Interest accrued pursuant to this paragraph shall be for the account of the L/C Participants.

(c)           The Issuing Lender will promptly notify the Administrative Agent of the amount of any unreimbursed drawing, and each L/C Participant shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in immediately available funds, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed drawing, which aggregate amount shall constitute the Advance.  Such payment shall be made on the day such notice is received by such L/C Participant from the Administrative Agent if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received.  If such L/C Participant does not pay such amount to the Administrative Agent for the account of the Issuing Lender in full upon such request, such L/C Participant shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date the L/C Participant received the notice regarding the unreimbursed drawing until the L/C Participant pays such amount to the Administrative Agent for the account of the Issuing Lender in full at a rate per annum equal to the rate payable under clause (e) of this Section.  Each L/C Participant’s obligation to make such payment to the Administrative Agent for the account of the Issuing Lender, and the right of the Issuing Lender to receive the same from the Administrative Agent, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments, the existence of an Event of Default or Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.  Simultaneously with the making of each such payment by an L/C Participant to the Administrative Agent for the account of the Issuing Lender, such L/C Participant shall, automatically and without any further action on the part of the Administrative Agent, the Issuing Lender or such L/C Participant, be deemed to have made an Advance to the Borrower equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender by any L/C Participant), and shall have a claim against the Borrower with respect thereto.

(d)           Any Advance may be prepaid (together with accrued interest thereon) in whole or in part at any time without premium or penalty upon prior written notice to the Administrative Agent not later than 1:00 p.m., New York time, on the Business Day immediately preceding the date of prepayment, in a minimum amount of $100,000. No amount paid in respect of any Advance may be reborrowed.

(e)           The Borrower promises to pay to the Administrative Agent for the account of the L/C Participants on each Interest Payment Date in arrears, interest on the unpaid principal amount of each Advance, from the date such Advance is made until it is paid in full as provided herein, at a rate per annum equal to the sum of (w) the Applicable Margin for ABR Advances and (x) the Base Rate, or, if the Borrower so elects in accordance with paragraph (f) of this Section, the sum of (y) Adjusted LIBOR, payable in arrears on the Interest Payment Dates, subject to Section 2.19 hereof and (z) the Applicable Margin for Eurodollar Advances.  Any Advance not paid when due shall bear interest at the Default Rate, as and to the extent applicable

(f)           Each Advance initially shall be an ABR Advance, unless the Borrower shall have notified the Administrative Agent of its desire to request an initial Advance constituting a Eurodollar Advance, which notice shall be received by the Administrative Agent no later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Advance. Thereafter, the Borrower may, subject to Sections 3.05(a) and 3.09 hereof, elect to convert any ABR Advance into a Eurodollar Advance.  To request a conversion of a ABR Advance into a Eurodollar Advance, the Borrower shall notify the Administrative Agent of such request by telecopy not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion.  Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Borrower.  Each such Interest Election Request shall specify the following information:

(i)	the date of such conversion, which shall be a Business Day; and

(ii)	the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

Thereafter, the Borrower may elect to continue such Eurodollar Advance and may elect Interest Periods therefor, all as provided in this Section 3.07(f).  To make such an election, the Borrower shall notify the Administrative Agent of such election by telecopy by the time specified in this Section 3.07(f) above.  Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Borrower.  Each written Interest Election Request shall specify the following information:

(i)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(ii)	whether the resulting Advance is to be an ABR Advance or a Eurodollar Advance; and

(iii)
if the resulting Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If no Interest Period is specified in any Interest Election Request, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of an Interest Election Request in accordance with this Section 3.07(f), the Administrative Agent shall advise each Lender of the details thereof.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Interest Period that would end after the Termination Date.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to an ABR Advance.

SECTION 3.08   Extension of Stated Termination Date. To the extent any Advances shall then be outstanding, the Borrower may request the Administrative Agent to extend the current Stated Termination Date for a period of nine (9) additional months from the existing Stated Termination Date. The Administrative Agent shall promptly notify the L/C Participants of the Borrower’s request and each L/C Participant shall notify the Administrative Agent of its decision with respect thereto, and the Administrative Agent shall advise the Administrative Agent of the L/C Participants’ decisions.  If the Administrative Agent receives a timely written request for extension, and fails to notify the Borrower of the decision of the L/C Participants with respect thereto (which shall be totally discretionary) within two (2) Business Days of receipt of such request, such non-response shall be deemed to be a rejection by the Administrative Agent and the L/C Participants of such request.  If the L/C Participants elect to extend the Stated Termination Date then in effect, so long as:

(A)           the representations and warranties contained in Article Five of this Agreement, as well as in the other Loan Documents, are correct in all material respects on and as of the request for such extension of the Stated Termination Date and the date of extension of the Stated Termination Date as though made on and as of such date;

(B)           no Default or Event of Default by the Borrower has occurred and is continuing, or would result from the extension of the Stated Termination Date;

(C)           the Administrative Agent shall have received a certificate, signed by an Authorized Officer of the Borrower dated the date of extension of the Stated Termination Date stating that the conditions set forth in clauses (A) and (B) shall have been satisfied as of such date; and

(D)           on or prior to the date of such extension the Borrower shall have delivered or caused to be delivered the Letter of Credit to the Issuing Lender for cancellation;

the Stated Termination Date shall be extended for such nine (9) month period, all such outstanding Advances shall be due and payable on such extended Stated Termination Date (or such earlier date as shall be required pursuant to the terms hereof) and thereafter all references in this Agreement and the Loan Documents to the Stated Termination Date shall be deemed to be references to such extended Stated Termination Date.  The Stated Termination Date may be extended pursuant to this Section 3.08 only once during the term of this Agreement.  No amount paid in respect of any Advance after such extended Stated Termination Date may be reborrowed.

Section 3.09   Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Advance:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their participations included in such Advance for such Interest Period; or

(c) the Administrative Agent is advised by any Lender that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or any office or Affiliate of the Lender to perform its obligations hereunder to fund or maintain Advances hereunder;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Advance to, or continuation of any Liquidity Advance as, a Eurodollar Advance shall be ineffective and any such Eurodollar Advance shall be converted into an ABR Advance on the last day of the then current Interest Period applicable thereto or, if required by applicable law, immediately upon such demand.”

(f) Section 10.02 of the Reimbursement Agreement is amended to insert the following after the phrase “With a copy to (other than in the case of any draw in respect of the Letter of Credit or payment of any fees hereunder):” now appearing therein:

“  JPMorgan Chase Bank, N.A.
10 South Dearborn, 7th Floor
Chicago, IL 60603
Attn: Joyce King
Mail Code IL1-0090
and to”

Section 1.3   Representations and Warranties.  Borrower represents and warrants to the Administrative Agent and each Lender that:

(a) The representations and warranties of Borrower set forth in Article V of the Reimbursement Agreement are true, correct and complete in all material respects on the date hereof as if made on and as of the date hereof and there exists no Event of Default or Default on the date hereof, provided that in the case of any representation or warranty in Article V of the Reimbursement Agreement that expressly relates to facts in existence on an earlier date, the reaffirmation thereof under this Section 1.3(a) shall be made as of such earlier date.

(b) The execution and delivery by Borrower of this Amendment have been duly authorized by proper corporate proceedings of Borrower and this Amendment and the Reimbursement Agreement constitute the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights generally.

Section 1.4   Conditions Precedent.  This Amendment shall become effective (the “Effective Date”) as of December 15, 2010, upon the receipt by the Administrative Agent of (i) opinion of Cozen O’Connor, outside counsel to Borrower, (ii) a certificate of the secretary of Borrower certifying (a) that there have been no changes in the certificate of incorporation or bylaws of Borrower since December 20, 2007, (b) resolutions of its Board of Directors authorizing the execution, delivery and performance of the Reimbursement Agreement, as modified by this Amendment, and (c) to the extent modified from the incumbency and specimen signatures delivered to the Administrative Agent as of December 20, 2007, the incumbency and specimen signature of each of its officers authorized to sign this Amendment and (iii) duly executed copies of this Amendment from each of Borrower, the Lenders, the Issuing Lender and the Administrative Agent.

Section 1.5   Continuing Effectiveness, Etc.

(a)           Upon the effectiveness of this Amendment, each reference in the Reimbursement Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the Reimbursement Agreement as modified hereby and each reference to the Reimbursement Agreement in any other document, instrument or agreement executed and/or delivered in connection the Reimbursement Agreement shall mean and be a reference to the Reimbursement Agreement as modified hereby.

(b)           Except as specifically modified hereby, the Reimbursement Agreement and the instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

Section 1.6   CHOICE OF LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 1.7   Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 1.8   Successors and Assigns.  This Amendment shall be binding upon Borrower, the Issuing Lender, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the Issuing Lender, the Lenders and the Administrative Agent and their respective successors and assigns.

Section 1.9   Integration.  This Amendment contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 1.10       Headings.  Section headings in this Amendment are included herein for convenience or reference only and shall not constitute a part of this Amendment for any other purpose.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ Stephen H. Clark

Name: Stephen H. Clark

Title: Treasurer

Signature Page to
Amendment No. 2
South Jersey Industries, Inc. Reimbursement Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Issuing Lender and as a Lender

By:	/s/ Nancy R. Barwig

Name: Nancy R. Barwig

Title: Credit Executive

Signature Page to
Amendment No. 2
South Jersey Industries, Inc. Reimbursement Agreement